Exhibit 10.3

SPONSOR SUPPORT AGREEMENT

THIS SPONSOR SUPPORT AGREEMENT, dated as of February 1, 2021 (this “Agreement”), by and among Tuscan Holdings Acquisition LLC, a Delaware limited liability company (“Sponsor”), Microvast, Inc., a Delaware corporation (the “Company”), Tuscan Holdings Corp., a Delaware corporation (“Parent”), and certain of the Parent Stockholders whose names appear on the signature pages of this Agreement (such Parent Stockholders and Sponsor collectively, the “Sponsor Members”).

WHEREAS, Parent, the Company and TSCN Merger Sub Inc., a Delaware corporation and a wholly owned direct subsidiary of Parent (“Merger Sub”), propose to enter into, concurrently herewith, an agreement and plan of merger in the form attached hereto as Exhibit A (the “Merger Agreement”; capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the Merger Agreement), which provides for, among other things, a business combination between Parent and the Company;

WHEREAS, as of the date hereof, each Sponsor Member owns of record the number of shares of Parent Common Stock as set forth opposite such Sponsor Member’s name on Exhibit C hereto (all such shares of Parent Common Stock and any shares of Parent Common Stock of which ownership of record or the power to vote is hereafter acquired by the Sponsor Members prior to the termination of this Agreement being referred to herein as the “Shares”); and

WHEREAS, in order to induce Parent and the Company to enter into the Merger Agreement and the Key Company Holders to enter into the Company Support Agreement, each of the Sponsor Members, Parent and the Company desires to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

1. Agreement to Vote. Each Sponsor Member, severally and not jointly, hereby agrees to vote, at any meeting of the Parent Stockholders, including the Parent Stockholder Meeting, and in any action by written consent of the Parent Stockholders, all Shares held by such Sponsor Member at such time (a) in favor of the approval and adoption of the Merger Agreement and the Transactions and all other Voting Matters and, if necessary, the Extension Proposals, and (b) against any action, agreement, transaction or proposal that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Parent under the Merger Agreement or that would reasonably be expected to result in the failure of the Merger from being consummated. Each Sponsor Member acknowledges receipt and review of a copy of the Merger Agreement.

2. Transfer of Shares. Each Sponsor Member, severally and not jointly, agrees that it shall not, directly or indirectly, (a) sell, assign, transfer (including by operation of law), lien, pledge, dispose of or otherwise encumber any of the Shares or otherwise agree to do any of the foregoing, except for a sale, assignment or transfer pursuant to the Merger Agreement or to another Parent Stockholder that is a party to this Agreement and bound by the terms and obligations hereof (but not required to be bound by Sections 4 and 5), (b) deposit any Shares into a voting trust or enter into a voting Contract or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement or (c) enter into any Contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any Shares; provided that the foregoing shall not prohibit the transfer of the Shares by a Sponsor Member to an Affiliate of such Sponsor Member, but only if such Affiliate of Sponsor Member shall execute this Agreement or a joinder agreeing to become a party to this Agreement.

3. No Redemption of Sponsor Shares. Each Sponsor Member agrees to abstain from exercising any redemption rights of any Shares held by such Sponsor Member in connection with the Parent Stockholder Approval and, if necessary, the Parent Extension Approval.

4. Parent Transaction Expenses. Sponsor hereby agrees that to the extent the Parent Transaction Expenses shall exceed an amount equal to $46,000,000 (collectively, the “Parent Expense Cap”), then, Sponsor shall, prior to the Effective Time, in its sole option, either (a) pay any such amount in excess of the Parent Expense Cap to Parent in cash, by wire transfer of immediately available funds to the account designated by Parent, or (b) forfeit to Parent (for no consideration) such number of shares of Parent Common Stock (valued at $10.00 per share of Parent Common Stock) held by Sponsor that would, in the aggregate, have a value equal to such amount in excess of the Parent Expense Cap; provided, that if the Company shall consent in writing to Parent Transaction Expenses in excess of the Parent Expense Cap, then the Parent Expense Cap shall be increased by the amount of Parent Transaction Expenses to which the Company shall have provided written consent; provided, further, that if Sponsor shall elect to forfeit shares of Parent Common Stock and the number of shares of Parent Common Stock available for forfeiture pursuant to this Section 4 shall be insufficient to satisfy Sponsor’s obligations under this Section 4, then Sponsor shall, prior to the Effective Time, satisfy any such additional in cash.

5. Amendment to Stock Escrow Agreement. Each of Sponsor and Parent agrees to take all actions necessary to cause, at the Closing, the amendment and restatement of Section 3.2 of the Stock Escrow Agreement (the “Escrow Agreement”), dated March 5, 2019, by and among Parent, Sponsor, Continental Stock Transfer & Trust Company (“Continental”) and the other parties thereto, in the form attached as Exhibit B hereto (the “Escrow Agreement Amendment”). At and after the Closing, each of Sponsor and Parent shall use reasonable best efforts to cause Continental and the other parties of the Escrow Agreement to take all action necessary to give effect to the actions contemplated by the Escrow Agreement Amendment. The Escrow Agreement Amendment shall become effective as of the Closing (and not before). The Escrow Agreement Amendment shall become effective only in connection with the consummation of the Transactions, and this Section 5 (and Exhibit B) shall be void and of no force and effect if the Merger Agreement shall be terminated or the Closing shall not occur for any reason.

6. No Solicitation of Transactions. Each of Sponsor Member, severally and not jointly, agrees not to directly or indirectly, through any officer, director, representative, agent or otherwise, (a) solicit, initiate or knowingly encourage (including by furnishing information) the submission of, or participate in any discussions or negotiations regarding, any Acquisition Proposal with respect to the Parent (“Parent Acquisition Proposal”) or any proposal or offer that could reasonably be expected to lead to a Parent Acquisition Proposal, or (b) participate in any discussions or negotiations regarding, or furnish to any person, any information with the intent to, or otherwise cooperate in any way with respect to, or knowingly assist, participate in, facilitate or encourage, any unsolicited proposal that constitutes, or may reasonably be expected to lead to, a Parent Acquisition Proposal. Each Sponsor Member shall, and shall direct its representatives and agents to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Parent Acquisition Proposal. Each Sponsor Member may respond to any unsolicited proposal regarding a Parent Acquisition Proposal by indicating that Parent is subject to an exclusivity agreement and such Sponsor Member is unable to provide any information related to Parent or entertain any proposals or offers or engage in any negotiations or discussions concerning a Parent Acquisition Proposal for as long as the Merger Agreement remains in effect.

7. Representations and Warranties. Each Sponsor Member, severally and not jointly, represents and warrants to the Company and Parent as follows:

(a)  The execution, delivery and performance by such Sponsor Member of this Agreement and the consummation by such Sponsor Member of the transactions contemplated hereby do not and will not (i) conflict with or violate any Law applicable to such Sponsor Member, (ii) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any Person, (iii) result in the creation of any encumbrance on any Shares (other than under this Agreement, the Merger Agreement and the agreements contemplated by the Merger Agreement) or (iv) if applicable, conflict with or result in a breach of or constitute a default under any provision of such Sponsor Member’s Organizational Documents.

(b)  As of the date of this Agreement, such Sponsor Member owns exclusively of record and has good and valid title to the Shares set forth opposite such Sponsor Member’s name on Exhibit C free and clear of any security interest, lien, claim, pledge, proxy, option, right of first refusal, agreement, voting restriction, limitation on disposition, charge, adverse claim of ownership or use or other encumbrance of any kind, other than pursuant to (i) this Agreement, (ii) applicable securities Laws, (iii) Parent’s Organizational Documents and (iv) the Escrow Agreement, and as of the date of this Agreement, such Sponsor Member has the sole power (as currently in effect) to vote and right, power and authority to sell, transfer and deliver such Shares, and such Sponsor Member does not own, directly or indirectly, any other Shares.

(c)  Such Sponsor Member has the power, authority and capacity to execute, deliver and perform this Agreement and this Agreement has been duly authorized, executed and delivered by such Sponsor Member.

8. Termination. This Agreement and the obligations of the parties hereto under this Agreement shall automatically terminate upon the earliest of: (a) the Effective Time; (b) the termination of the Merger Agreement in accordance with its terms; and (c) the mutual written agreement of all the parties hereto. Upon termination of this Agreement, no party shall have any further obligations or liabilities under this Agreement; provided, however, such termination shall not relieve any party from liability for a willful and intentional breach of this Agreement occurring prior to its termination.

9. Miscellaneous.

(a)  Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the transactions contemplated hereby are consummated.

(b)  All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by e-mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses or e-mail addresses (or at such other address or e-mail address for a party as shall be specified in a notice given in accordance with this Section 9(b)):

If to Sponsor or, prior to the Closing, Parent, to:

Tuscan Holdings Corp.

Tuscan Holdings Acquisition LLC
135 E. 57th Street, 18th Floor

New York NY 10022

Attention: Stephen A. Vogel
Email: Stephen@vpllp.com

with a copy to:

Greenberg Traurig, P.A.
333 SE 2nd Avenue, Suite 4400
Miami, Florida 33131
Attention: Alan I. Annex, Esq.
Email: annexa@gtlaw.com

If to Parent from and after the Closing, to:

Microvast Holdings, Inc.

12603 Southwest Freeway, Suite 210

Stafford, Texas 77477

Attention: Yang Wu

Email: wuyang@microvast.com

with a copy to:

Shearman & Sterling LLP

2828 N. Harwood Street, Suite 1800

Dallas, Texas 75201

Attention: Paul Strecker

   Alain Dermarkar

Email: Paul.Strecker@Shearman.com

   Alain.Dermarkar@Shearman.com

If to the Company, to:

Microvast, Inc.

12603 Southwest Freeway, Suite 210

Stafford, Texas 77477

Attention: Yang Wu

Email: wuyang@microvast.com

with a copy to:

Shearman & Sterling LLP

2828 N. Harwood Street, Suite 1800

Dallas, Texas 75201

Attention: Paul Strecker

   Alain Dermarkar

Email: Paul.Strecker@Shearman.com

   Alain.Dermarkar@Shearman.com

If to a Sponsor Member other than Sponsor, to the address or email address set forth for such Sponsor Member on the signature page hereof.

(c)  If any provision of this Agreement or the application thereof to any Person or circumstances is held by a court of competent jurisdiction or other Governmental Authority to be invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any other jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable. Upon such determination by such court or other Governmental Authority, the parties hereto will substitute for any invalid or unenforceable provision a suitable and equitable provision that carries out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

(d)  (i) The words “hereof”, “herein”, and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (ii) the words “date hereof,” when used in this Agreement, shall refer to the date set forth in the Preamble; (iii) the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (iv) the terms defined in the present tense have a comparable meaning when used in the past tense, and vice versa; (v) any references herein to a specific Section or Article shall refer, respectively, to Sections or Articles of this Agreement; (vi) references herein to any gender (including the neuter gender) includes each other gender; (vii) the word “or” shall not be exclusive; (viii) the headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof; (ix) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation;” and (x) the parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(e)  This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture or any like relationship between the parties hereto.

(f)  This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise) by any party without the prior express written consent of the other parties hereto.

(g)  This Agreement shall be binding upon and inure solely to the benefit of each party hereto (and each of their permitted assigns), and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. No Sponsor Member shall be liable for the breach by any other Sponsor Member of this Agreement.

(h)  The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

(i)  This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the State of Delaware. Each of the parties hereto (i) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (and in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (ii) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (iii) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (iv) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto.

(j)  This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by email shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(k)  Without further consideration, each party hereto shall execute and deliver or cause to be executed and delivered such additional documents and instruments and take all such further action as may be reasonably necessary to consummate the transactions contemplated by this Agreement.

(l)  This Agreement shall not be effective or binding upon any party hereto until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub.

(m)  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING CONTEMPLATED HEREBY. Each of the parties hereto (i) certifies that no Representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (ii) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 8(m).

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

TUSCAN HOLDINGS ACQUISITION LLC

By	/s/ Stephen A. Vogel
Name:	Stephen A. Vogel
Title:	Managing Member

TUSCAN HOLDINGS CORP.

By	/s/ Stephen A. Vogel
Name:	Stephen A. Vogel
Title:	Chief Executive Officer

MICROVAST, INC.

By	/s/ Yang Wu
Name:	Yang Wu
Title:	Chief Executive Officer

STEFAN M. SELIG

/s/ Stefan M. Selig

RICHARD O. RIEGER

/s/ Richard O. Rieger

AMY BUTTE

/s/ Amy Butte

[Signature Page to Sponsor Support Agreement]

EXHIBIT A
FORM OF AGREEMENT AND PLAN OF MERGER

EXHIBIT B
FORM OF ESCROW AGREEMENT AMENDMENT

Effective as of the Closing, Section 3.2 of the Escrow Agreement shall be deleted in its entirety and replaced with the following:

3.2  Except as otherwise set forth herein, the Escrow Agent shall hold the shares remaining after any cancellation required pursuant to Section 3.1 above (such remaining shares to be referred to herein as the “Escrow Shares”). Of such remaining shares, 5,062,500 shares of Common Stock held by Sponsor shall be referred to herein as the “Sponsor Upfront Escrow Shares” and held pursuant to Section 3.2(a), all of the shares of Common Stock held by Founders other than Sponsor shall be referred to as “Founder Upfront Escrow Shares” and held pursuant to Section 3.2(a) and 1,687,500 shares of Common Stock held by Sponsor shall be referred to herein as the “Sponsor Earn-Out Escrow Shares” and held pursuant to Section 3.2(b).

(a)  Release of Sponsor Upfront Escrow Shares and Founder Upfront Escrow Shares. The Sponsor Upfront Escrow Shares and the Founder Upfront Escrow Shares shall be held until (i) with respect to 3,375,000 Sponsor Upfront Escrow Shares and 45,000 Founder Upfront Escrow Shares, the earlier of (A) one year following the date of the consummation of the transactions contemplated by the Merger Agreement, dated as of February 1, 2021 (the “Merger Agreement”), by and among the Company, TSCN Merger Sub Inc. and Microvast, Inc. (the “Anniversary Release Date”) and (B) the date on which the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the consummation of the transactions contemplated by the Merger Agreement, and (ii) with respect to the remaining Sponsor Upfront Escrow Shares and Founder Upfront Escrow Shares, the Anniversary Release Date (such period of time during which the Founder Upfront Escrow Shares are held in escrow, the “Founder Upfront Escrow Period”). Upon expiration of the Founder Upfront Escrow Period, the Escrow Agent shall disburse and release to the Founders all Sponsor Upfront Escrow Shares and all Founder Upfront Escrow Shares, as applicable (and any applicable stock power), upon receipt of a written notice executed by Tuscan Holdings Acquisition LLC (“Sponsor”), in form reasonably acceptable to the Escrow Agent, certifying the expiration of the Founder Upfront Escrow Period and the number of Sponsor Upfront Escrow Shares and Founder Upfront Escrow Shares to be disbursed and released to each Founder. The Escrow Agent shall have no further duties under this Section 3.2(a) with respect to the Founder Upfront Escrow Shares after the disbursement of the Sponsor Escrow Shares and Founder Upfront Escrow Shares to the Founders in accordance with this Section 3.2(a).

(b)  Release of Sponsor Earn-Out Escrow Shares. The Escrow Agent shall hold, disburse and release the Sponsor Earn-Out Escrow Shares as follows:

(i)  The Escrow Agent shall hold the 50% of the Sponsor Earn-Out Escrow Shares until the later of (A) the Anniversary Release Date and (B) the date on which the last sale price of the Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the consummation of the transactions contemplated by the Merger Agreement (the “First Earn-Out Target”). The Escrow Agent shall hold the other 50% of the Sponsor Earn-Out Escrow Shares until the later of (A) the Anniversary Release Date and (B) the date on which the last sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations) for any 20 trading days within any 30-trading day period following the consummation of the transactions contemplated by the Merger Agreement (the “Second Earn-Out Target”). Sponsor shall deliver to the Escrow Agent a written notice executed by Sponsor, in form reasonably acceptable to the Escrow Agent, certifying the achievement of the First Earn-Out Target (the “First Earn-Out Target Release Notice”) and/or the achievement of the Second Earn-Out Target (the “Second Earn-Out Target Release Notice”). The Escrow Agent shall disburse and release to the Founders (A) 50% of the Sponsor Earn-Out Escrow Shares (and any applicable stock power), upon receipt the First Earn-Out Target Release Notice and (B) 50% of the Sponsor Earn-Out Escrow Shares (and any applicable stock power), upon receipt of the Second Earn-Out Target Release Notice; provided that if any of the First Earn-Out Target Release Notice or the Second Earn-Out Target Release Notice shall be delivered prior to the Anniversary Release Date, then the Escrow Agent shall not release any of the Sponsor Earn-Out Shares subject to such First Earn-Out Target Release Notice or the Second Earn-Out Target Release Notice, as the case may be, until the Anniversary Release Date. In the event that neither the First Earn-Out Target Release Notice nor the Second Earn-Out Target Release Notice is delivered on or prior to the fifth anniversary of the consummation of the transactions contemplated by the Merger Agreement, then the Escrow Agent shall automatically disburse and release all the Sponsor Earn-Out Escrow Shares (and any applicable stock power) to the Company for cancellation for no consideration. In the event that the Second Earn-Out Target Release Notice is not delivered (and the First Earn-Out Target Release Notice has been delivered) on or prior to the fifth anniversary of the consummation of the transactions contemplated by the Merger Agreement, then the Escrow Agent shall automatically disburse and release 50% of the Sponsor Earn-Out Escrow Shares (and any applicable stock power) to the Company for cancellation for no consideration. The Escrow Agent shall have no further duties under this Section 3.2(b)(i) with respect to the Sponsor Earn-Out Escrow Shares after the disbursement of the Sponsor Earn-Out Escrow Shares to the Founders or the Company, as the case may be, in accordance with this Section 3.2(b)(i).

(ii)  The Sponsor Earn-Out Escrow Shares and the Earn-Out Target shall be adjusted to reflect appropriately the effect of any stock splits, reverse splits, stock dividends, reorganizations, reclassifications and other similar events with respect to the Common Stock occurring on or after the date hereof and prior to the time any such Sponsor Earn-Out Escrow Shares are released to the Founders or returned to the Company, as the case may be.

(iii)  Notwithstanding Section 3.2(b)(i), if prior to or as of the fifth anniversary of the consummation of the transactions contemplated by the Merger Agreement, the Company undergoes a Change of Control, with the consideration or implied consideration per share of Common Stock being (A) less than $12.00, then the Escrow Agent shall automatically disburse and release all Sponsor Earn-Out Escrow Shares not previously released for cancellation for no consideration, (B) $12.00 or more but less than $15.00, 50% of the Sponsor Earn-Out Escrow Shares shall be released to the Founders, and the Escrow Agent shall automatically disburse and release the other 50% of the Sponsor Earn-Out Escrow Shares to the Company for cancellation for no consideration, and (B) $15.00 or more, all of the Sponsor Earn-Out Escrow Shares shall be released to the Founders. Sponsor shall provide written notice (the “Sponsor Notice”) to the Escrow Agent, with a copy to the Company, of any Change of Control that triggers the release of the Sponsor Earn-Out Escrow Shares in accordance with this Section 3.2(b)(iii). The Escrow Agent shall disburse and release to the Founders and/or the Company the Sponsor Earn-Out Escrow Shares (and any applicable stock power) in accordance with this Section 3.2(b)(iii) immediately prior to the consummation of such Change of Control unless the Company shall have provided written notice to the Escrow Agent within five business days following receipt of the Sponsor Notice objecting to such release (in which case the Escrow Agent shall hold such Sponsor Earn-Out Escrow Shares until such time as it shall have received a joint written notice from Sponsor and the Company as to the manner in which to disburse such Sponsor Earn-Out Escrow Shares). For purposes of this Agreement, “Change of Control” shall mean (i) the closing of a merger, consolidation, liquidation or reorganization of the Company into or with another company or other legal person, after which merger, consolidation, liquidation or reorganization the capital stock of the Company outstanding prior to consummation of the transaction is not converted into or exchanged for or does not represent more than 50% of the aggregate voting power of the surviving or resulting entity; (ii) the direct or indirect acquisition by any person (as the term “person” is used in Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of more than 50% of the voting capital stock of the Company, in a single or series of related transactions; or (iii) the sale, exchange, or transfer of all or substantially all of the Company’s assets (other than a sale, exchange, or transfer to one or more entities where the stockholders of the Company immediately before such sale, exchange or transfer retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the entities to which the assets were transferred).

EXHIBIT C
LIST OF SPONSOR MEMBERS

Name of Sponsor Member	Number of Shares Owned	Number of Shares to be Subject to Earnout
Tuscan Holdings Acquisition LLC	6,750,000	1,687,500
Stefan M. Selig	30,000	0
Richard O. Rieger	30,000	0
Amy Butte	30,000	0